Exhibit 10.4

Execution Version

[NAME OF APPLICABLE FUND]

c/o BlackRock Financial Management, Inc.

55 East 52nd Street

New York, NY 10055

Attn: Christopher Biasotti

Re:	Side Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Subscription Agreement (the “Agreement”), dated as of November 12, 2020, by and among Far Peak Acquisition Corporation, a Cayman Island company limited by shares (the “Company”), Far Peak LLC, a Cayman Island limited liability company (the “Sponsor”) and                (the “Purchaser”). Capitalized terms used in this side letter agreement (the “Side Letter Agreement”) and not defined herein shall have the meanings ascribed to such terms in the Agreement.

In connection with the Company’s entry into that certain Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”) by and among the Company, Bullish, a Cayman Islands exempted company (“Pubco”), Bullish Global, a Cayman Islands exempted company, BMC 1, a Cayman Islands exempted company and BMC 2, a Cayman Islands exempted company, the parties are contemporaneously entering into this Side Letter Agreement.

Pursuant to Section 2 of the Agreement, if, in connection with a Business Combination, the Sponsor enters into any other arrangements with respect to the Founder Shares and/or the Private Placement Warrants (or the Sponsor’s membership interests representing an interest in any of the foregoing) (a “Change in Investment”), such Change in Investment shall apply pro rata to the Purchaser and the Sponsor based on the relative number of Founder Shares and/or Private Placement Warrants to be held by each on the closing of a Business Combination; provided, however that in no event shall such Change in Investment apply to more than 25% of the Founder Shares to be purchased by the Purchaser and/or 20% of the Private Placement Warrants held by the Purchaser.

Pursuant to Section 2 of the Agreement, the Purchaser shall take all steps and execute all such agreements as may be necessary or reasonably requested by the Sponsor to effectuate such Change in Investment on the same terms as applicable to the Sponsor.

In connection with the transactions contemplated by the Business Combination Agreement (the “Bullish Business Combination”) the Sponsor has agreed to a Change in Investment as reflected in the Securities Purchase Agreement attached hereto as Exhibit A (the “Securities Purchase Agreement”) and the Amendment to the Letter Agreement attached hereto as Exhibit B.

In consideration of the foregoing, and in connection with the Agreement and the obligations contemplated thereunder, the parties hereby agree as follows:

1. Section 6(a) of the Agreement shall be deemed amended and restated in its entirety to reflect the following:

(i) Notwithstanding anything to the contrary in the Agreement, for purpose of Section 6, (1) “Founder Shares” shall mean the Class B ordinary shares of the Company, which will be converted into the Class A ordinary shares of Pubco pursuant to the Business Combination Agreement, (2) “Class A Common Stock” shall mean the Company’s Class A ordinary shares, which will be converted into the Class A ordinary shares of Pubco pursuant to the Business Combination Agreement, (3) “Private Placement Warrants” shall mean the warrants to purchase Class A ordinary shares of the Company, which will be converted into the Pubco Warrants (as defined in the Business Combination Agreement) pursuant to the Business Combination Agreement, (4) references to the Company shall refer to Pubco following the consummation of the transactions contemplated by the Business Combination Agreement, and (5) references to “Business Combination” shall refer to Bullish Business Combination.

(ii) The Purchaser agrees that it shall not Transfer (1) any Founder Shares until the earlier of (A) one year after the closing of the Business Combination (the “Business Combination Closing”) and (B) the date following the Business Combination Closing on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property (such period, the “Lock-up Period”) or (2) any Private Placement Warrants (or any shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) until 30 days after the Business Combination Closing. Notwithstanding the foregoing, if subsequent to the Business Combination Closing, the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination Closing, the Founder Shares shall be released from the lockup referenced in this Section 6(a)(ii); provided, however, that, if the Lock-up Period would have otherwise expired prior to the date that is 180 days after the Business Combination Closing, such expiration shall not be deemed effective until 180 days after the Business Combination Closing.

(iii) In addition to the provisions of Section 6(a)(ii) above:

(1) if, (A) in connection with the consummation of the Bullish Business Combination, more than 15,000,000 Class A ordinary shares of the Company are validly tendered for redemption and not withdrawn and (B) in connection with such redemptions, the Sponsor has surrendered to the Company for cancellation 1,950,000 Founder Shares, then (C) the Purchaser shall, at the closing of the Bullish Business Combination, receive
[390,000] fewer Founder Shares than it otherwise would have received pursuant to Section 1(a)(ii) of the Agreement (the “Forfeiture”); and

(2) if, in connection with the consummation of the Bullish Business Combination, there is no Forfeiture, then (A) the Purchaser shall not Transfer [195,000] Founder Shares until such time as the closing price of the Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period after the Business Combination Closing, and (B) the Purchaser shall not Transfer an additional [195,000] Founder Shares until such time as the closing price of the Class A Common Stock equals or exceeds $15.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period after the Business Combination Closing.

(iv) Notwithstanding the provisions set forth in (ii) and (iii) above, Transfers of the Securities are permitted (1) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (2) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; (5) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a Business Combination at prices no greater than the price at which the applicable Securities were originally purchased; (6) by virtue of the Purchaser’s organizational documents upon liquidation or dissolution of the Purchaser; (7) in the event of the Company’s liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s public shareholders having the right to exchange their Class A Common Stock for cash, securities or other property subsequent to the Company’s completion of the Business Combination; and (8) to the Purchaser’s affiliates, to any investment fund or other entity controlled or managed by the Purchaser, or to any investment manager or investment advisor of the Purchaser or an affiliate of any such investment manager or investment advisor or to any investment fund or other entity controlled or managed by such persons (each of the foregoing, a “Permitted Transferee”); provided, however, that in the case of clauses (1) through (6) and (8) these Permitted Transferees must enter into a written agreement agreeing to be bound by the terms of the Agreement, including these transfer restrictions. “Transfer” shall mean the (x) sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder) with respect to, any of the Securities; (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Securities, whether any such transaction is to be settled by delivery of such Securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y); provided further, that Section 6(a) of the Agreement shall not prohibit the Purchaser from effecting a Short Sale with securities that do not constitute “Securities” under the Agreement.

2. Pursuant to the Change in Investment agreed to by the Sponsor, the Purchaser agrees, at the Business Combination Closing and at the Sponsor’s written direction, it shall (i) sell [600,000] Private Placement Warrants to the Sponsor, or a designee the Sponsor, for a purchase price of $1.00 per Private Placement Warrant and (ii) surrender to the Company for cancellation [100,000] Private Placement Warrants.

3. Notwithstanding anything contained herein to the contrary, this Side Letter Agreement shall not be effective until the transactions contemplated by the Business Combination Agreement are effected. If the Acquisition Closing (as defined in the Business Combination Agreement) is not consummated, this Side Letter Agreement shall automatically and immediately terminate, and no party hereto shall have any rights, nor any obligations, under this Side Letter Agreement.

4. Sections 7(f)-(g), 7(i)-(m) and 7(o)-(s) of the Agreement are hereby incorporated by reference.

[Signature page follows]

Sincerely,

PURCHASER:

[INPUT BLACKROCK ENTITY]

By:
Name:
Title:

[Signature Page to Side Letter Agreement]

ACKNOWLEDGED AND AGREED BY:

COMPANY:

FAR PEAK ACQUISITION CORPORATION

By:
Name:
Title:

SPONSOR:

FAR PEAK LLC

By:
Name:
Title:

[Signature Page to Side Letter Agreement]